                                                            EXHIBIT 99 (k)(6)


                          TRUST REIMBURSEMENT AGREEMENT


    This TRUST REIMBURSEMENT AGREEMENT dated as of this ____ day of September, 1998, between Merrill Lynch & Co., Inc. ("Merrill Lynch") and NAB Exchangeable Preferred Trust, a business trust created pursuant to the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del. C. (Sections 3801 et seq.)) (such trust and the trustees thereof acting in their capacities as such being referred to herein as the "Trust").

    WHEREAS, the Trust has filed with the Securities and Exchange Commission a registration statement on Form N-2 (File Nos. 333-60719 and 811-08939) and Pre-Effective Amendments Nos. 1 and 2 thereto in connection with the offering (the "Offering") of up to ____________ of its Trust Units Exchangeable for Preference Shares-SM- pursuant to a Purchase Agreement, dated as of September __, 1998, among the Trust, National Australia Bank Limited (A.C.N. 004 044 937) and the Underwriters named therein (the "Purchase Agreement"); and

    WHEREAS, the Trust desires to make provisions for the payment of certain initial expenses of the Trust relating to the Offering.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and other valuable consideration, the parties agree as follows:

    1. DEFINITIONS. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

    2. AGREEMENT TO REIMBURSE OFFERING EXPENSES. On the Closing Date, the Trust agrees to reimburse Merrill Lynch for all fees and expenses set forth in
Schedule I hereto.

    3. NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other party. Nothing herein, express or implied, shall give to any person, other than the parties hereto and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

    4. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all the parties to this Agreement.




----------
-SM- Service Mark of Merrill Lynch & Co., Inc.

    5. NOTICES. All notices given by any party under this Agreement shall be directed as follows (or to such other address for a particular party as shall be specified by such party in a like notice given pursuant to this Section 5):

         Merrill Lynch:   Merrill Lynch & Co., Inc.
                          North Tower
                          New York, New York 10281-1329
                          Telecopier: (212) 449-3150
                          Attention: Douglas W. Squires

         The Trust:       NAB Exchangeable Preferred Trust
                          c/o Puglisi & Associates
                          850 Library Avenue, Suite 204
                          Newark, Delaware 19715
                          Telecopier:  (302) 738-7210
                          Attention: Donald J. Puglisi

Except as otherwise specifically provided herein, all notices and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery) to the offices set forth above, in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices, (ii) transmitted by any standard form of telecommunication to the offices set forth above, in which case they shall be deemed received on the first Business Day by which a standard confirmation that such transmission occurred is received by the transmitting party (unless such confirmation states that such transmission occurred after 5:00 P.M. on such first Business Day, in which case delivery shall be deemed to have been received on the immediately succeeding Business Day), or (iii) sent by certified mail, return receipt requested to the offices set forth above, in which case they shall be deemed received when receipted for unless acknowledgment of receipt is refused (in which case delivery shall be deemed to have been received on the first Business Day on which such acknowledgment is refused).

    6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

    8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives the date first above written.


                        NAB EXCHANGEABLE PREFERRED TRUST



                        By:
                           ----------------------------------
                           Name: Donald J. Puglisi
                           Title: Managing Trustee


                        MERRILL LYNCH & CO., INC.



                        By:
                           ---------------------------------
                           Authorized Signatory

                                   SCHEDULE I
                               (Up-Front Expenses)


Item                                                Amount
----                                                ------
SEC Registration Fees                             $135,700
NASD Fees                                           30,500
CT Corporation System Fees                           6,811

Total                                             $173,011









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